EXHIBIT 22.0

List of Guarantor Subsidiaries of Alexandria Real Estate Equities, Inc.

The following subsidiary was, as of September 30, 2021, a guarantor of the registrant's 3.45% Senior Notes due 2025, 4.30% Senior Notes due 2026, 3.800% Senior Notes due 2026, 3.95% Senior Notes due 2027, 3.95% Senior Notes due 2028, 4.500% Senior Notes due 2029, 2.750% Senior Notes due 2029, 4.700% Senior Notes due 2030, 4.900% Senior Notes due 2030, 3.375% Senior Notes due 2031, 2.000% Senior Notes due 2032, 1.875% Senior Notes due 2033, 4.850% Senior Notes due 2049, 4.000% Senior Notes due 2050, and 3.000% Senior Notes due 2051.

Name of Subsidiary	Jurisdiction of Organization
Alexandria Real Estate Equities, L.P.	Delaware